                            DEPOSIT GUARANTY CORP.
                      COMPUTATION OF NET INCOME PER SHARE
                               SEPTEMBER 30, 1994




                                        THREE MONTHS ENDED            NINE MONTHS ENDED
                                           SEPTEMBER 30,                SEPTEMBER 30,
                                        ------------------            -----------------
                                           PRIMARY AND                  PRIMARY AND
                                          FULLY DILUTED                FULLY DILUTED
                                        ------------------            -----------------
Computation of weighted average
  shared outstanding:

  Common stock outstanding,
    beginning balance                       17,668,852                   17,667,852

  Common stock issued due to
    exercise of options                          5,043                        3,077
                                           -----------                  -----------

  Weighted average shares
    outstanding                             17,673,895                   17,670,929
                                           ===========                  ===========


Computation of net income:

  Net income                               $14,203,000                  $48,579,000
                                           ===========                  ===========

Computation of net income per
  share:

  Net income divided by weighted
    average shares outstanding             $       .80                  $      2.75
                                           ===========                  ===========





Note: For the nine-months ended September 30, 1994, additional weighted average shares outstanding for options under the Company's incentive stock plan were 130,619 and 127,898 for calculating primary and fully diluted net income per share, respectively. The dilutive effect of such options was, therefore, not material.